Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2024, except for Note 2(v) and Note 5, as to which the date is March 24, 2025, with respect to the consolidated financial statements of Bitcoin Depot Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

June 20, 2025